Exhibit 99.1

International Shipholding Corporation Reports 2008 Fourth Quarter and Full Year Results and Quarterly Cash Dividend

MOBILE, Ala.--(BUSINESS WIRE)--January 29, 2009--International Shipholding Corporation today reported results for the three-month and twelve-month periods ended December 31, 2008. The Company reported net income of $4.910 million for the three months ended December 31, 2008, as compared to $3.406 million for the three months ended December 31, 2007. For the full year 2008 net income was $39.050 million, which included net income from discontinued LASH Liner service of $4.827 million and a $15.900 million gain from the sale of a vessel earlier in the year. For the 2007 twelve month period net income was $17.416 million, which included net income from discontinued LASH Liner service of $5.624 million.

Additionally, in continuation of the dividend policy re-established last quarter, International Shipholding Corporation’s Board of Directors authorized the payment of $.50 for each share of common stock owned on the record date of February 14, 2009, payable on March 1, 2009.

Operating income for the three months ended December 31, 2008 was $3.060 million higher than the same period in 2007. The Company’s increase in operating income results from the carriage of supplemental cargoes on its U. S. Flag Pure Car Carriers was the primary reason for the improvement over the comparable prior year period. Depreciation expense, a component of operating income, decreased primarily due to adjustments taken earlier in the year to increase the salvage values of three of the Company’s vessels. Offsetting the drop in depreciation was higher administrative and general expenses, primarily driven by non-recurring charges associated with advisory and legal costs resulting from an unaffiliated shipping company’s unsolicited conditional offer to purchase the Company’s outstanding shares of common stock. Excluding these non-recurring expenditures, administrative and general costs for the 2008 fourth quarter are comparable to the 2007 levels.

The Company’s Time Charter, excluding the aforementioned supplemental cargo results, and Contract of Affreightment segments performed satisfactorily and at comparable levels to the 2007 reporting period.

The Company’s Rail Ferry Service continued to show improvements over the comparable preceding year’s period, and although some cargoes in this segment experienced a seasonal downturn in the fourth quarter, it met expectations.

Interest expense continues to reflect the Company’s reduced debt position. An impairment loss of $369,000 on the Company’s investment in marketable securities was taken in the fourth quarter. The charge reflects investments in financial institutions whose market value have been materially impacted by current economic conditions. The charge represents approximately 14% of the Company’s current investment in marketable securities.

The Company reported a total tax benefit of $29,000 in the fourth quarter of 2008 as compared to a total tax benefit of $286,000 for the comparable period in 2007, reflecting slightly higher results in those segments which are taxed at the U. S. corporate statutory rate.

The current quarter’s results from the Company’s unconsolidated entities was lower than the 2007 comparable period. The decrease is the result of lower revenues from the investment in the company that owns and operates bulk carriers, which is reflecting the sale earlier in the year of one of the Company’s two Panamax Bulk Carriers. Additionally, although going forward the Company’s exposure to the Mexican peso is limited, the investment in the company owning the terminal in Mexico, which services the Company’s Rail Ferry Service, was impacted by approximately $420,000 due to the considerable devaluation of the Mexican peso.

Although the current economic and credit market climates are challenging and have dramatically impacted international ocean transportation, the Company is cautiously optimistic regarding its projections for the first half of 2009 results. In these downturns, the Company’s strategy of maintaining a portfolio of diversified water transportation contracts with high quality credit worthy customers produce continued stable and predictable results. Results from these contracts, coupled with continued projected results from the Company’s supplemental cargo movements, should produce results for the first two quarters of 2009, excluding non-recurring advisory and legal costs, slightly below or in line with the fourth quarter of 2008.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in International Shipholding Corporation’s filings with the Securities and Exchange Commission.

International Shipholding Corporation (NYSE: ISH), through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$58,402	$51,920	$238,480	$197,110

Operating Expenses:
Voyage Expenses	41,787	38,778	176,819	147,012
Vessel and Barge Depreciation	5,126	5,936	19,968	21,322
Impairment Loss	-	-	-	-

Gross Voyage Profit	11,489	7,206	41,693	28,776

Administrative and General Expenses	6,070	4,847	21,413	18,158
Gain on Sale of Other Assets	-	-	-	(12)

Operating Income	5,419	2,359	20,280	10,630

Interest and Other:
Interest Expense	1,498	1,905	6,886	9,762
Loss on Redemption of Preferred Stock	-	-	1,371	-
(Gain) Loss on Sale of Investment	0	-	148	(352)
Investment Income	(282)	(238)	(894)	(2,592)
Impairment Loss on Temporary Investment	369	-	369	-
Loss on Early Extinguishment of Debt	-	-	-	-
	1,585	1,667	7,880	6,818
Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income of Unconsolidated Entities	3,834	692	12,400	3,812

(Benefit) Provision for Income Taxes:
Current	400	77	-	120
Deferred	(424)	(453)	(910)	(1,570)
State	(5)	90	33	86
	(29)	(286)	(877)	(1,364)
Equity in Net Income of Unconsolidated Entities (Net of Applicable Taxes)	927	2,509	20,946	6,616

Income from Continuing Operations	4,790	3,487	34,223	11,792

Gain from Discontinued Operations
Gain/(Loss) before benefits for income taxes	120	(861)	220	(4,238)
Gain/(Loss) on Sale of Liner Assets	-	785	4,607	9,880
(Provision) Benefit for Income Taxes	-	(5)	-	(18)
Net Income (Loss) from Discontinued Operations	120	(81)	4,827	5,624

Net Income	$4,910	$3,406	$39,050	$17,416

Preferred Stock Dividends	-	600	88	2,400

Net Income Available to Common Stockholders	$4,910	$2,806	$38,962	$15,016

Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders
Continuing Operations	$0.67	$0.44	$4.67	$1.48
Discontinued Operations	0.02	(0.01)	0.66	0.88
	$0.69	$0.43	$5.33	$2.36

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$0.66	$0.41	$4.56	$1.41
Discontinued Operations	0.02	(0.01)	0.64	0.67
	$0.68	$0.40	$5.20	$2.08

Weighted Average Shares of Common Stock Outstanding:
Basic	7,183,570	6,519,187	7,314,216	6,360,208
Diluted	7,221,035	8,519,187	7,501,555	8,369,473

CONTACT:
International Shipholding Corporation
Niels M. Johnsen, Chairman, 646-216-7001
or
Erik L. Johnsen, President, 251-243-9221